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                          SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant [ ]

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[ ] Preliminary Proxy Statement       [ ]  Confidential, for Use of the
                                           Commission Only (as permitted
                                           by Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement

[x] Definitive Additional Materials

[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        J. C. Penney Company, Inc.
- -----------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)



- -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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     6(i)(2) or Item 22(a)(2) of Schedule 14A.

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          computed pursuant to Exchange Act Rule 0-11 (Set forth the
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     by registration statement number, or the Form or Schedule and the date of its filing.

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JCPenney                                                   William R. Howell
                                                       Chairman of the Board



                                        April 11, 1996

[Addressee]


Dear _____________________:

Enclosed, for your review, are JCPenney's 1996 Proxy Statement and Annual Report to Stockholders. You will note that the Proxy Statement contains three stockholder proposals, two of which, regarding the Company's classified Board structure and Stockholder Rights Plan, are similar to proposals submitted by the same proponents in prior years. YOUR BOARD OF DIRECTORS HAS CAREFULLY EVALUATED THESE TWO PROPOSALS AND URGES YOU TO VOTE AGAINST THEM FOR REASONS OUTLINED IN DETAIL IN THE PROXY STATEMENT, AND SUPPLEMENTED BY THIS LETTER.

As you reflect on how to cast your vote, we hope that you will consider these proposals not in isolation but rather within the larger context of JCPenney's record of performance and sensitivity to stockholder interests.

JCPenney has a long history of acting to build stockholder value.
Indeed, we are guided in every decision we make by the overriding mandate not just to create value but to take proactive steps to return that value to stockholders. We have a consistent record of dividend increases over many years, the most recent of which was an 8.3% increase in the quarterly dividend declared by the Board of Directors on March
13, 1996. In our 1995 fiscal year, JCPenney's total stockholder return, including dividends, has been 17%. For the past three fiscal years ending January 27, 1996, JCPenney's total stockholder return has been 44% as compared to 16% for the Standard & Poor's retail department store index. Moreover, during the past two fiscal years, we have repurchased 17.5 million shares, or 7% of the total shares outstanding, and have repurchased 92.1 million shares, or 31%, over the past ten years.

We believe there is a similar long history of progressive corporate governance practices. JCPenney's Board of Directors has been an independent one for over sixteen years. To better inform the stockholders for whom we work on corporate governance matters, we have included for many years special corporate governance sections in both our Annual Report and Proxy Statement. And, reflective of our commitment to progressive corporate

                 -------------------------------------------
                 Customer Service is Our Number One Priority
                 -------------------------------------------

    J. C. Penney Company, Inc. * P. O. Box 10001 * Dallas, TX 75301-0001 Executive Offices * 6501 Legacy Drive * Plano, TX 75024-3698

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governance, we are proud to say that in 1994, your Company was awarded an A+
rating from the California Public Employees' Retirement System for the favorable comparison of JCPenney Board practices with those contained in the well-known General Motors Board Guidelines.

We are equally proud of our record of taking seriously stockholder proposals--and supporting them when they are in the best interests of all stockholders. For example:

* In our 1996 Proxy Statement, JCPenney is supporting a stockholder proposal seeking a report on doing business with foreign suppliers;

* In 1991, the Company also supported a stockholder proposal requesting that JCPenney report on its activities in promoting minority and female business relationships, on equal employment opportunities, and on affirmative action; and

* In 1989, the Company voluntarily adopted a confidential voting policy after receiving a stockholder request to do so.


We believe that the record supports the conclusion that JCPenney's Board of Directors carefully considers the merits of stockholder proposals on a case-by-case basis, and is guided by their fiduciary responsibilities and by a determination of what is in the best interests of all of our stockholders.

The Board's recommendation that you vote against two of the stockholder proposals in our 1996 Proxy Statement reflects the Board's considered judgment that the proper and effective management of the Company and the interests of all stockholders are enhanced by the presence of the Company's classified Board of Directors and Stockholder Rights Plan. These measures do not prevent the acquisition of the Company. They do, however, strengthen the hand of the Board to negotiate the highest possible price in the event of an acquisition bid. Indeed, a number of respected studies indicate that companies with such provisions in place achieve higher ultimate values in the event they are sold.

A JCPenney associate will be calling you in the next few days to ensure that you have received these materials. Thank you for your continuing interest in and support of JCPenney.


                                        Warmest regards,



                                        /s/ W. R. Howell